UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Taylor Morrison Home Corporation
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

87724P106
(CUSIP Number)

December 31, 2017
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87724P106	SCHEDULE 13G	Page 2 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM TMM Holdings II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

(1) Except as otherwise set forth in Item 4, all beneficial ownership amounts herein are as of the date of filing of this Schedule 13G.

CUSIP No. 87724P106	SCHEDULE 13G	Page 3 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM TMM Holdings II GP, ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 4 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM TMM Holdings II LP, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 87724P106	SCHEDULE 13G	Page 5 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree TM Holdings CTB, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 6 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEULE 13G	Page 7 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII (Parallel), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEDULE 13G	Page 8 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII (Parallel 2), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEDULE 13G	Page 9 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEDULE 13G	Page 10 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 11 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEDULE 13G	Page 12 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 87724P106	SCHEDULE 13G	Page 13 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEDULE 13G	Page 14 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 87724P106	SCHEDULE 13G	Page 15 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 16 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 17 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 18 of 26

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 87724P106	SCHEDULE 13G	Page 19 of 26

ITEM 1.	(a)	Name of Issuer:
Taylor Morrison Home Corporation (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices:
4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251

ITEM 2.	(a)-(c)	Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1)
OCM TMM Holdings II, L.P., a Cayman Islands limited partnership (“OCM TMM Holdings”), in its capacity as the former direct owner of common partnership units of TMM Holdings II Limited Partnership (“New TMM Units”) and an equal number of shares of Class B Common Stock, par value $0.00001 per share (“Class B Shares”), of the Issuer, which were exchangeable at any time for Class A Shares (as defined below);

		(2)	OCM TMM Holdings II GP, ULC, a British Columbia unlimited liability company (“OCM TMM Holdings GP”), in its capacity as the general partner of OCM TMM Holdings;
		(3)	OCM TMM Holdings II LP, Inc., a British Columbia corporation (“OCM TMM Holdings, Inc.”), in its capacity as the sole shareholder of OCM TMM Holdings GP;
		(4)	Oaktree TM Holdings CTB, Ltd., a Cayman Islands company (“Oaktree TM Holdings”), in its capacity as the sole shareholder of OCM TMM Holdings, Inc.;
		(5)	Oaktree Opportunities Fund VIII, L.P., a Cayman Islands limited partnership (“Opps VIII”), in its capacity as a shareholder of Oaktree TM Holdings;
		(6)	Oaktree Opportunities Fund VIII (Parallel), L.P., a Cayman Islands limited partnership (“Parallel”), in its capacity as a shareholder of Oaktree TM Holdings;
		(7)	Oaktree Opportunities Fund VIII (Parallel 2), L.P., a Cayman Islands limited partnership (“Parallel 2”), in its capacity as a shareholder of Oaktree TM Holdings;
		(8)	Oaktree Opportunities Fund VIII GP, L.P., a Cayman Islands limited partnership (“Opps VIII GP”), in its capacity as the general partner of Opps VIII, Parallel and Parallel 2;
		(9)	Oaktree Opportunities Fund VIII GP Ltd., a Cayman Islands company (“Opps VIII GP Ltd.”), in its capacity as the general partner of Opps VIII GP;
(10)
Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of Oaktree TM Holdings, Opps VIII GP Ltd., Oaktree Huntington Investment Fund GP Ltd. (“Huntington GP Ltd.”) and Oaktree FF Investment Fund GP Ltd. (“FF GP Ltd.”);

		(11)	Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Management and Oaktree Capital II, L.P.;
		(12)	Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the sole shareholder of Opps VIII GP Ltd., Huntington GP Ltd. and FF GP Ltd.;
		(13)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;
		(14)	OCM Holdings I, LLC, a Delaware limited liability company (“OCM Holdings I”), in its capacity as the general partner of Capital I;
		(15)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings, LLC”), in its capacity as the managing member of OCM Holdings I;
		(16)	Oaktree Capital Group, LLC, a Delaware limited liability company, in its capacity as the sole shareholder of Holdings, Inc. and the managing member of Holdings, LLC; and

CUSIP No. 87724P106	SCHEDULE 13G	Page 20 of 26

(17)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company, in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

In addition to the Reporting Persons set forth above, certain affiliates of the Reporting Persons, including (a) Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership, (b) Oaktree FF Investment Fund, L.P. a Cayman Islands limited partnership, (c) Oaktree Real Estate Opportunities Fund V, L.P., a Delaware limited partnership and (d) Oaktree Remington Investment Fund, L.P., a Delaware limited partnership, each hold shares of the OCM TMM Holdings; however each such entity lacked both the power to vote and the power to dispose of any New TMM Units or Class B Shares.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	(d)	Title of Class of Securities:
Class A Common Stock, par value $0.00001 per share (“Class A Shares” and, together with the Class B Shares, the “Common Stock”)

	(e)	CUSIP Number:
87724P106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

As of December 31, 2017, OCM TMM Holdings directly held 18,147,847 New TMM Units and an equal number of Class B Shares. The New TMM Units (along with an equal number of Class B Shares) were exchangeable by OCM TMM Holdings at any time on a one-for-one basis for Class A Shares pursuant to the Exchange Agreement, dated as of April 9, 2013, among the Issuer, OCM TMM Holdings, TPG TMM Holdings II, L.P. and certain holders of New TMM Units and Class B Shares party thereto.  Each Reporting Person expressly disclaims any beneficial ownership it had in the Common Stock as of December 31, 2017, except to the extent of its pecuniary interest in those shares directly held by OCM TMM Holdings.

OCM TMM Holdings disposed of its remaining New TMM Units and Class B Shares in a series of transactions on January 8, 2018 and January 17, 2018, and the Reporting Persons ceased to beneficially own any Common Stock.  The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Section 13G are incorporated herein by reference.

CUSIP No. 87724P106	SCHEDULE 13G	Page 21 of 26

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
Not applicable.

ITEM 10.	CERTIFICATIONS.
Not applicable.

CUSIP No. 87724P106	SCHEDULE 13G	Page 22 of 26

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2018

OCM TMM HOLDINGS II, L.P.

By: Its:	OCM TMM Holdings II GP, ULC General Partner

By: Its:	OCM TMM Holdings LP, Inc. Sole Shareholder

By:	/s/ Kenneth Liang
Name:	Kenneth Liang
Title:	Authorized Signatory

By:	/s/ Derek Smith
Name:	Derek Smith
Title:	Authorized Signatory

OCM TMM HOLDINGS II GP, ULC

By: Its:	OCM TMM Holdings LP, Inc. Sole Shareholder

By:	/s/ Kenneth Liang
Name:	Kenneth Liang
Title:	Authorized Signatory

By:	/s/ Derek Smith
Name:	Derek Smith
Title:	Authorized Signatory

OCM TMM HOLDINGS II LP, INC.

By: Its:	Oaktree TM Holdings CTB, Ltd. Sole Shareholder

By:	/s/ Kenneth Liang
Name:	Kenneth Liang
Title:	Authorized Signatory

By:	/s/ Derek Smith
Name:	Derek Smith
Title:	Authorized Signatory

CUSIP No. 87724P106	SCHEDULE 13G	Page 23 of 26

OAKTREE TM HOLDINGS CTB, LTD.

By:	/s/ Kenneth Liang
Name:	Kenneth Liang
Title:	Authorized Signatory

By:	/s/ Derek Smith
Name:	Derek Smith
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII, L.P.

By: Its:	Oaktree Opportunities Fund VIII GP, L.P. General Partner

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Sole Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL), L.P.

By: Its:	Oaktree Opportunities Fund VIII GP, L.P. General Partner

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Sole Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 87724P106	SCHEDULE 13G	Page 24 of 26

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By: Its:	Oaktree Opportunities Fund VIII GP, L.P. General Partner

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Sole Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 87724P106	SCHEDULE 13G	Page 25 of 26

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 87724P106	SCHEDULE 13G	Page 26 of 26

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (previously filed).